Exhibit 10.1
SETTLEMENT AGREEMENT AND GENERAL RELEASE
This Settlement Agreement and General Release (the “Agreement”) is entered into as of September 28, 2007, by and among Hark M. Vasa (“Vasa”), H&K Vasa 1999 Family Limited Partnership, and H&K Vasa 2000 Family Limited Partnership (collectively, “Plaintiffs”), on the one hand, and Applied Digital Solutions, Inc. (“ADSX”) and Pacific Decision Sciences Corporation, formerly known as PDS Acquisition Corporation (“PDSC”), on the other hand.
RECITALS
A. On or about January 21, 2004, Plaintiffs filed a lawsuit against ADSX and PDSC entitled Vasa v. Applied Digital Solutions, Inc., et al., in the Circuit Court of the Fifteenth Judicial District in and for Palm Beach County, Florida (the “Action”).
B. The parties, through their counsel, reached a settlement of the Action on September 28, 2007 during a mandatory mediation in the Action and pursuant to a Memorandum of Settlement.
C. The parties now desire to enter into this Agreement in furtherance of their settlement.
AGREEMENT
In consideration of the recitals and mutual promises contained in this Agreement, the adequacy of which are hereby acknowledged, the parties agree to settle their disputes on the following terms.

1.                Consideration.
a. ADSX Stock. ADSX shall cause the issuance and delivery to Engstrom, Lipscomb & Lack (the “Stock Recipients”) of duly authorized, validly issued, fully paid and non-assessable shares of ADSX common stock (the “Stock Consideration”) based upon a total value of the Stock Consideration of two million one hundred thousand dollars ($2,100,000.00). Notwithstanding anything herein to the contrary, ADSX shall not be required to issue Stock Consideration to Stock Recipients if the aggregate Stock Consideration issued hereunder would exceed 19.9% of the common stock of ADSX outstanding on any of the following dates: the date hereof, any Payment Date; or any Vesting Date. Provided, however, that in such event that ADSX is not required to issue such Stock Consideration, ADSX shall pay to Stock Recipients any Payment Amounts (as defined below) due on the Vesting Date in cash. Also, the “price” agreed upon doesn’t change but the number of shares issued in the future could change and will be adjusted to give effect to any stock splits.
b. Establishment Of New Business Venture. ADSX and Vasa shall establish a new joint venture or other business (the “New Business Venture) pursuant to the terms below.
c. Sole Consideration. The foregoing Stock Consideration and New Business Venture shall be the only payments, in cash or otherwise, now or in the future, due to Plaintiffs or their successors, heirs and assigns, from ADSX, PDSC or any other ADSX Released Parties (as defined below).
2.                Dismissal of the Action. Within five (5) business days after the full execution of this Agreement, Plaintiffs shall file with the court a dismissal with prejudice (the “Dismissal”) of the Action.
3.                Stock Consideration.
a. Name. The stock certificates evidencing the shares for the Stock Consideration shall be issued in the name of “Engstrom, Lipscomb & Lack.”
b. Delivery of Restricted Stock. ADSX shall cause its transfer agent to issue and deliver the number of shares of ADSX Common Stock (the “Restricted Shares”) that have a value, based on the ADSX Average Trading Price (as defined below) ending on the last trading day preceding the date of issuance.

i. As soon as practicable, but no later than thirty (30) days after the Dismissal (“Payment 1”);
ii. October 15, 2008 (“Payment 2”);
iii. October 15, 2009 (“Payment 3”);
iv. October 15, 2010 (“Payment 4”); and
v. October 15, 2011 (“Payment 5”).
c.  Restrictive Legend. The stock certificates representing the Restricted Shares will bear a legend stating that they have not been registered and that they are subject to the vesting restrictions set forth in this Agreement.
d.  Vesting Schedule. Unless vested earlier in the sole discretion of ADSX, the Restricted Shares shall vest (i.e. be free from any restrictions on resale thereof other than such restrictions that may be applicable under state and federal securities laws) no later than the following dates (each a “Vesting Date”):
i. Payment 1: no later than one hundred eighty (180) days from the date of the Dismissal;
ii. Payment 2: April 15, 2009;
iii. Payment 3: April 15, 2010;
iv. Payment 4: April 15, 2011; and
v. Payment 5: April 15, 2012.
e.  Delivery Of Unrestricted Stock Certificates. After each delivery of Restricted Shares as described in Paragraph 3(b) above, ADSX will cause to be filed with the Securities and Exchange Commission (the “SEC”) a registration statement (each a “Registration Statement”) covering the Restricted Shares issued so as to insure that those shares are registered for resale on or before the applicable Vesting Date set forth above. In the event ADSX fails to abide by this condition, all future vesting dates are cancelled and accelerated to be the last vesting date which immediately precedes the date of breach subject to the notice default and opportunity to cure provision in paragraph 6 below. Upon vesting of any of the Restricted Shares, ADSX will authorize its transfer agent to implement legend removal on the vested Restricted Shares, provided such shares are registered pursuant to an effective Registration Statement. Stock Recipients must present certificates representing the vested Restricted Shares to ADSX’s transfer agent and follow transfer agent instructions to accomplish such legend removal.

f. Average Trading Price. As used herein, “ADSX Average Trading Price” shall mean the average closing price per share of the Common Stock as reported on The NASDAQ Capital Market (or, if the Common Stock is not then listed or quoted and traded on The NASDAQ Capital Market, then the over-the-counter or other market on which the Common Stock is traded) for the 10 consecutive trading day period preceding the applicable date.
g. Amount of Payments. ADSX shall deliver pursuant to paragraph 3(a) such number of shares that have a value, based on the ADSX Average Trading Price ending on the last trading day preceding the date of issuance, of the following amounts (the “Payment Amount”):
i. Payment 1: five hundred thousand dollars ($500,000.00)
ii. Payment 2: five hundred thousand dollars ($500,000.00)
iii. Payment 3: four hundred thousand dollars ($400,000.00)
iv. Payment 4: four hundred thousand dollars ($400,000.00)
v. Payment 5: three hundred thousand dollars ($300,000.00)
h. Difference In Value. If immediately prior to any Vesting Date the aggregate number of unvested Restricted Shares shall not have the value set forth above for the applicable Vesting Date (the “Applicable Value”), then on such applicable Vesting Date ADSX shall, at its sole option, (i) cause its transfer agent to issue in Stock Recipients’ name stock certificates representing such number of additional shares of ADSX common stock (“ Additional Shares”) that have a value, based on the ADSX Average Trading Price ending on the last trading day preceding the Vesting Date, equal to the difference between the value of the Restricted Shares which are vesting and the Applicable Value, or (ii) pay the difference between the value of the Restricted Shares which are vesting and the Applicable Value for that Vesting Date in cash. If immediately prior to any Vesting Date the value of the Restricted Shares exceeds the Applicable Value for that Vesting Date, those shares representing the excess value (the “Excess Shares”) shall be automatically returned to ADSX for cancellation immediately following such final Vesting Date. The certificate(s) representing Excess Shares must be returned bearing Stock Recipients’ endorsement(s) with Medallion signature guarantee(s), or with stock power(s) bearing Stock Recipients’ signature with Medallion signature guarantee(s), as required by ADSX’ transfer agent to allow cancellation of the Restricted Shares. Stock Recipients will reasonably assist in paperwork required by ADSX’s transfer agent required to cancel the shares.
4.               ADSX Option To Pay Cash. In its sole and absolute discretion, ADSX shall have the option of paying the Payment Amounts, in whole or in part, through a payment by a check, wire transfer of funds or other cash equivalent (“Cash”).
5.               New Business Venture. ADSX and Vasa shall establish the New Business Venture on the following terms.
a. Name and Structure. ADSX and Vasa shall agree upon a name and structure of the New Business Venture consistent with the following parameters. Vasa shall own fifty-five percent (55%), and ADSX shall own forty-five percent (45%), of the New Business Venture. The New Business Venture shall be entitled to promote itself as an “affiliate” of ADSX. Vasa shall have a executive title with the New Business Venture, and shall be identified by that title on business cards provided by ADSX which also identify the new business venture as an ADSX affiliate.
b. Term. The initial term of the New Business Venture shall be three (3) years commencing as of October 15, 2007 (the “Initial Term”).
c. Funding Commitment.
i. Yearly Funding. ADSX shall provide to H&K Vasa Management, Inc. funding for the New Business Venture in the amount of two hundred fifty thousand dollars ($250,000.00) per year, payable monthly commencing on October 15, 2007 (the “Yearly Funding”) and continuing on the 15th day of each month thereafter for a total of 36 months.

ii. Reimbursement of Expenses. ADSX shall reimburse the reasonable business expenses of the New Business Venture as incurred by Vasa in the exercise of his sole discretion up to a maximum of fifty thousand dollars ($50,000.00) per year (the “Expense Reimbursement”). Vasa shall submit such expenses to ADSX for reimbursement in the ordinary course of ADSX’s business.
iii. Proposal For Further Funding. At his sole and absolute discretion, Vasa may submit to ADSX proposals for further funding of the New Business Venture (“Additional Funding”). ADSX shall have no obligation to agree to any Additional Funding and shall decide whether to commit to such Additional Funding in its sole and absolute discretion. Vasa shall have no obligation to submit any such proposals to ADSX.
d. Purpose of New Business Venture. The purpose of the New Business Venture is to provide Vasa with a business structure pursuant to which he can attempt to generate new business ideas for the benefit of himself and ADSX. Vasa acknowledges and understands that, in the absence of the express concurrence of ADSX (which ADSX may withhold in its sole discretion), the New Business Venture shall not be connected in any way with the resources or business of PDSC; however, ADSX shall permit the New Business Venture (through Vasa) to propose business ideas to other affiliates of ADSX in the regular course of business of ADSX and its affiliates.
e. Termination of New Business Venture. At the conclusion of the Initial Term of the New Business Venture, Vasa shall have the option of purchasing ADSX’s interests through payment to ADSX of the following: (i) all amounts paid by ADSX into the New Business Venture (i.e. the Yearly Funding, Expense Reimbursement and any Additional Funding); and (ii) two times EBIDTA of the New Business Venture for its third year of operations. If Vasa decides not to purchase ADSX’s interest in the New Business Venture, ADSX shall be entitled to share in the proceeds from any sale of the New Business Venture and/or any profits of the New Business Venture in the percentage of ADSX’s ownership interest set forth above notwithstanding the fact that ADSX’s obligations to provide Yearly Funding or Expense Reimbursement has terminated.

f. No Further Duties. Notwithstanding any other provision in this Agreement, neither Vasa nor ADSX shall have any duty to the New Business Venture except as expressly set forth above. Notwithstanding any other provision in this Agreement, Vasa acknowledges and understands that ADSX’s entire obligation with respect to the New Business Venture is to provide the Yearly Funding and the Expense Reimbursement as set forth above.
6. Notice Of Default/Opportunity To Cure. Notwithstanding anything herein to the contrary, if ADSX defaults on any of its obligations above, Plaintiffs must provide written notice of such default to ADSX. ADSX shall have a thirty (30) day period to cure any such default from the date of such notice, including but not limited to ADSX’s right to cure any such default through the payment of Cash. If ADSX fails to cure any default on its obligations, all Payment Amounts not previously delivered to Vasa under paragraph 3 shall become immediately due and payable.
7. Mutual General Releases.
a. By Plaintiffs. Except for obligations under this Agreement, Plaintiffs (for themselves and their successors in interest, predecessors in interest, heirs, assigns, employees, attorneys, partners, officers and directors) hereby unconditionally relieve, release and forever discharge Defendants and their respective affiliates, subsidiaries, officers, directors, shareholders, employees, attorneys, heirs, predecessors, successors and assigns (collectively, the “ADSX Released Parties”), of and from any and all claims, debts, liabilities, demands, judgments, accounts, obligations, promises, acts, agreements, costs, expenses (including but not limited to attorneys’ fees), damages, actions and causes of action, of any kind or nature, whether known or unknown, suspected or unsuspected, fixed or contingent, asserted or unasserted (the “Claims”) based on, arising out of, relating to or in connection with any act, omission, statement, occurrence, obligation or condition existing as of or prior to the date of this Agreement, from the beginning of time to the present.

b. By Defendants. Except for obligations under this Agreement, Defendants (for themselves and their successors in interest, predecessors in interest, heirs, assigns, employees, attorneys, partners, officers and directors) hereby unconditionally relieve, release and forever discharge Plaintiffs and their respective affiliates, subsidiaries, officers, directors, shareholders, employees, attorneys, heirs, predecessors, successors and assigns (collectively, the “Vasa Released Parties”), of and from any and all claims, debts, liabilities, demands, judgments, accounts, obligations, promises, acts, agreements, costs, expenses (including but not limited to attorneys’ fees), damages, actions and causes of action, of any kind or nature, whether known or unknown, suspected or unsuspected, fixed or contingent, asserted or unasserted (i.e. the Claims) based on, arising out of, relating to or in connection with any act, omission, statement, occurrence, obligation or condition existing as of or prior to the date of this Agreement, from the beginning of time to the present. ADSX expressly forgives, relieves and releases Vasa from the approximately $50,000 judgment against him in favor of ADSX and PDSC in the California action entitled Maudlin v. Pacific Decision Sciences Corp., et al. ADSX shall immediately upon dismissal of this action expunge any liens or encumbrances arising from such judgment as soon as reasonably practicable.

c. Waiver of Known And Unknown Claims. The parties acknowledge that they understand the provisions of Section 1542 of the California Civil Code, or other laws of similar effect, which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
The parties waive and relinquish every right or benefit that he had, have or may have under Section 1542 or any other laws of similar effect to the full extent possible under the law. In connection with the mutual general releases being granted hereunder, the parties acknowledge that they are aware that each may discover facts in addition to or different from those that they may now know or believe to be true with respect to the subject matter of this Agreement but that it is the intention of the parties hereby to fully, finally, and forever settle and release all released Claims and that, in furtherance of such intention, the release given herein will be and remain a full and complete release notwithstanding the discovery or existence of any such additional or different facts.
8. Costs. Each party shall bear his or its own attorneys’ fees and costs arising out of or related to the Action and the Claims released herein, and no further Claim shall be made therefor.
9. No Admission of Liability. Each of the parties hereto understands and agrees that by providing the consideration referred to above, and by executing this Agreement, neither they nor or any of them admit any negligence, carelessness, liability, obligation, misconduct or wrongdoing of any kind or nature whatsoever. The settlement is made entirely as a compromise and for the purpose of settling a dispute, and to compromise, settle and extinguish all claims, acts, damages, demands, rights of action and causes of action claimed by any party hereto, or any of them, against any other party hereto, or any of them.
10. Mutual Non-Disparagement. Each of the parties agrees that it shall not publicly or privately disparage the other or the agents, servants or employees of the other, but rather shall act in good faith to refrain from any conduct or communication which might reasonably be expected to interfere with the business and/or personal interests of the other.

11. Independent Counsel. Each party acknowledges that he or it has been represented by counsel of his or its own choice throughout all of the negotiations which preceded the execution of this Agreement and in connection with the preparation and execution of this Agreement.
12. Application To Successors/Predecessors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective past and present attorneys, representatives, predecessors, successors and assigns. All of the covenants herein contained in favor of Plaintiffs, on the one hand, and ADSX and PDSC, on the other hand, are for the express benefit of each and all of said parties.
13. Representations and Warranties of the Parties.
a. Each person executing this Agreement warrants that he or she has the authority to execute this Agreement from the party or parties on whose behalf such person is purporting to execute it.
b. Each party represents and warrants that there has been no grant, sale, assignment, transfer or other conveyance of any interests and/or rights in, to and into the Claims which the parties are releasing in this Agreement. Each party agrees that he will defend and hold harmless any of the other Released Parties under this Agreement, including payment of those parties’ reasonable costs and attorneys fees, in the event that a third party makes any Claim or other demand based on or arising from any of the Claims which were released in this Agreement.
c. Each party has carefully read and reviewed this Agreement and understands it fully, and each party specifically does not rely upon any statement, representation, legal opinion, accounting opinion or promise of any other party or any person representing such other party, in executing this Agreement or in making the settlement provided for herein, except as expressly stated in this Agreement.

d. Each party has made such an investigation of the law and facts pertaining to this settlement and this Agreement and of all matters pertaining thereto as it deems necessary. Each party has been represented by competent counsel of its own choosing who has provided such party any and all advice on this settlement and this Agreement as it deems necessary. This Agreement has been carefully read by, the contents hereof are known and understood by, and it is signed freely by each party executing this Agreement.
e. This Agreement is the result of arms’ length negotiation between the parties.
f. Each party to this Agreement agrees that, absent and subject to an order from a court of competent jurisdiction or similar compulsion of law, such party will not, either directly or indirectly, take any action which would interfere with the performance of this Agreement by any party hereto, or which would adversely affect any of the rights provided for herein.
14. Representations and Warranties of Stock Recipients.
a. The Stock Consideration to be received hereunder by Stock Recipients will be acquired for their own account, not as nominee or agent, for investment purposes and not with a view to, or for offer or sale in connection with directly or indirectly, any distribution in violation of the Securities Act of 1933, as amended or any other applicable securities law (the “Securities Act”) and with no intention of participating in the formulation, determination or direction of the basic business decisions of ADSX.
b. Stock Recipients are not registered broker dealers or engaged in the business of being broker dealers.
c. Stock Recipients can bear the economic risk and complete loss of their investment in the Stock Consideration and they have such knowledge and experience in financial or business matters that they are capable of evaluating the merits and risks of the investment contemplated hereby.

d. Stock Recipients have had access to all financial and other information concerning ADSX and the Stock Consideration as they wished to examine in order to make a decision regarding the settlement consideration to be received hereunder, including an opportunity to ask questions of and receive information from management of ADSX.
e. Stock Recipients are an accredited investor as defined in Rule 501(a) of Regulation D, as amended, under the Securities Act.
15. Plaintiffs’ Further Obligations. Plaintiffs and Stock Recipients agree to:
a. timely furnish to ADSX in writing such information regarding itself and the intended method of disposition of the Stock Consideration as ADSX shall reasonably request in order to effect the registration thereof or to comply with applicable law;
b. to the extent required by applicable law, deliver a preliminary and definitive prospectus to the purchaser of the Stock Consideration sold under any Registration Statement;
c. notify ADSX when it has sold all of the Stock Consideration held by it;
d. notify ADSX promptly in the event that any information supplied by Plaintiffs in writing for inclusion in such Registration Statement or related prospectus is untrue or omits to state a material fact required to be stated therein or necessary to make such information not misleading in light of the circumstances then existing; immediately discontinue any sale or other disposition of the Stock Consideration pursuant to such Registration Statement until the filing of an amendment or supplement to such prospectus as may be necessary so that such prospectus does not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; and provide ADSX with updates on such information as may be appropriate to make such amendment or supplement effective for such purpose;

e. otherwise use commercially reasonable efforts to assist ADSX and the underwriters, if any, in the preparation of documentation reasonably necessary or desirable to effectuate the resale of the Stock Consideration pursuant to any Registration Statement filed in accordance herewith;
f. upon receipt of a notice from ADSX of the occurrence of a Discontinuation Event (as defined below), Plaintiffs will direct Stock Recipients, and Stock Recipients agree, to discontinue forthwith any disposition of such Stock Consideration under the applicable Registration Statement until the Plaintiffs’ receipt of the copies of the supplemented prospectus and/or amended Registration Statement or until it is advised in writing by ADSX that the use of the applicable prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such prospectus or Registration Statement. ADSX may provide appropriate stop orders to enforce the provisions of this paragraph. For purposes of this Agreement, a “Discontinuation Event” shall mean (i) when the Securities and Exchange Commission (the “Commission”) notifies ADSX whether there will be a “review” of such Registration Statement and whenever the Commission comments in writing on such Registration Statement (ADSX shall provide true and complete copies thereof and all written responses thereto to the Plaintiffs); (ii) any request by the Commission or any other Federal or state governmental authority for amendments or supplements to such Registration Statement or prospectus or for additional information; (iii) the issuance by the Commission of any stop order suspending the effectiveness of such Registration Statement covering any or all of the Stock Consideration or the initiation of any proceedings for that purpose; (iv) the receipt by ADSX of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Stock Consideration for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; and/or (v) the occurrence of any event or passage of time that makes the financial statements included in such Registration Statement ineligible for inclusion therein or any statement made in such Registration Statement or prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to such Registration Statement, prospectus or other documents so that, in the case of such Registration Statement or prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
16. Entire Agreement. This Agreement contains the entire agreement of the parties concerning the subject matter hereof, supersedes all prior understandings, discussions and agreements of the parties concerning the subject matter hereof and cannot be altered, modified or amended except by writing dated after the date hereof and signed by each of the parties hereto. This Agreement specifically supersedes and replaces that Memorandum of Settlement executed by the parties at the mediation on September 28, 2007.
17. Notices. Except as expressly provided above, all demands, notices and communications under this Agreement shall be sent via overnight or hand delivery as follows (subject to the right of each party to change this notice designation by written notice to the other, delivered by personal courier, overnight delivery or certified mail):

TO PLAINTIFFS	TO ADSX/PDSC

Mr. Hark M. Vasa	Applied Digital Solutions, Inc.
18782 Pinto Lane	Mr. Michael Krawitz
Santa Ana, California 92705	Chief Executive Officer
1690 South Congress Avenue
Suite 200
Delray Beach, Florida 33445

With a copy to:	With a copy to:

Jack Scarola, Esq.	Melvin N.A. Avanzado, Esq.
Searcy Denney Scarola Barnhart &	Jeffer, Mangels, Butler & Marmaro llp
Shipley, P.A.	1900 Avenue of the Stars, 7th Floor
2139 Palm Beach Lakes Boulevard	Los Angeles, California 90067
West Palm Beach, Florida 33409
18. Construction of Agreement. This Agreement shall be construed as a whole according to its fair meaning, and as if jointly drafted by all parties. The language of this Agreement shall not be construed for or against any party. No provision of this Agreement shall be construed against any party by virtue of the activities of that party or such party’s attorneys. The headings used in this Agreement are for reference only and shall not affect the construction of the Agreement.
19. Severability. The parties hereto covenant and agree that in the event that any provision of this Agreement should be held by a court of competent jurisdiction to be void, voidable, illegal or unenforceable in any respect, the remaining portions thereof and provisions hereof shall nevertheless remain in full force and effect as if such void, voidable, illegal or unenforceable provision had never been contained in this Agreement.
20. Waiver. No breach of any provision hereof can be waived unless in writing. Waiver of any one breach of any provision hereof shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.
21. Amendments In Writing. This Agreement may be amended only by a written agreement executed by or on behalf of each of the parties hereto.
22. Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Florida.
23. Prevailing Party Fees and Costs. In the event of any proceeding to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover all reasonable costs thereof, including reasonable attorneys’ fees.

24. Execution in Counterparts. This Agreement may be executed and delivered in two or more counterparts, each of which, including but not limited to pages transmitted by facsimile or by electronic transmission, when so executed and delivered, shall be deemed to be an original.
IN WITNESS WHEREOF, the parties hereto each have approved and executed this Agreement effective as of the date set forth above.

APPLIED DIGITAL SOLUTIONS, INC.

By /s/ Hark M. Vasa	By	/s/ Michael Krawitz
Hark M. Vasa		Michael Krawitz
Chief Executive Officer

H&K VASA 1999 FAMILY LIMITED PARTNERSHIP	PACIFIC DECISION SCIENCES CORPORATION

	By	/s/ Lorraine Breece
By /s/ Hark M. Vasa		Lorraine Breece
Hark M. Vasa		Vice President

H&K VASA 2000 FAMILY LIMITED PARTNERSHIP

By /s/ Hark M. Vasa
Hark M. Vasa

APPROVED AS TO FORM:

SEARCY DENNEY SCAROLA BARNHART & SHIPLEY, P.A.	JEFFER MANGELS BUTLER & MARMARO llp

By: /s/ Jack Scarola	By:	/s/ Melvin N.A. Avanzado
Jack Scarola		Melvin N.A. Avanzado
Attorneys for Plaintiffs		Attorneys for Defendants
Hark M. Vasa, H&K Vasa 1999 Family Limited Partnership, and H&K Vasa 2000 Family Limited Partnership		Applied Digital Solutions, Inc. and Pacific Decision Sciences Corporation, formerly known as PDS Acquisition Corporation